Exhibit 11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A of Fidelity Financial Trust: Fidelity Convertible Securities Fund, Fidelity Equity Income II Fund, and Fidelity Retirement Growth Fund of our reports dated January 6, 1998 (Fidelity Convertible Securities Fund and Fidelity Retirement Growth Fund) and January 8, 1998 (Fidelity Equity-Income II Fund) on the financial statements and financial highlights included in the November 30, 1997 Annual Reports to Shareholders of Fidelity Convertible Securities Fund, Fidelity Equity Income II Fund, and Fidelity Retirement Growth Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP
Boston, Massachusetts
January 23, 1998